As filed with the Securities and Exchange Commission on July 31, 2026.

    Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEREX CORPORATION

(Exact name of Registrant as specified in its charter)

    Delaware             34-1531521
(State or other jurisdiction of        (I.R.S. employer
incorporation or organization)        identification no.)

301 Merritt 7, 4th Floor
Norwalk, Connecticut 06851
(203) 222-7170
(Address, including zip code, and telephone number,
including area code, of Registrants’ principal executive offices)
________________________
Terex Corporation 2026 Omnibus Incentive Plan
(Full Title of the Plan)
_______________________________________
Scott J. Posner, Esq.
Senior Vice President, General Counsel and Secretary
Terex Corporation
301 Merritt 7, 4th Floor
Norwalk, Connecticut 06851
(203) 222-7170
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b -2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	Non-accelerated filer	Smaller Reporting Company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
EXPLANATORY NOTE

Terex Corporation (“we”, “us”, the “Company” or the “Registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC” or “Commission”) for the purpose of registering 3,200,000 shares of our common stock, par value $0.01 per share (“Common Stock”), to be issued pursuant to the Terex Corporation 2026 Omnibus Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

    The documents containing the information specified in this Part I will be sent or given to all participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

    The SEC allows the Registrant to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information contained in those incorporated documents is considered part of this Registration Statement, and later information we file with the SEC will automatically update and supersede this information.

    We incorporate by reference the documents listed below that we have filed previously with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of our Common Stock, offered hereby has been sold or which deregisters all of the Common Stock offered hereby that remains unsold:

(a)Our Annual Report on Form 10-K for the year ended December 31, 2025;

(b)Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026;

(c)Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026;

(d)Our Current Report on Form 8-K filed on January 20, 2026;

(e)Our Current Report on Form 8-K filed on January 29, 2026;

(f)Our Current Report on Form 8-K filed on January 29, 2026;

(g)Our Current Report on Form 8-K filed on February 2, 2026;

(h)Our Current Report on Form 8-K filed on March 6, 2026;

(i)Our Current Report on Form 8-K filed on April 13, 2026;

(j)Our Current Report on Form 8-K filed on April 21, 2026;

(k)    Our Current Report on Form 8-K filed on June 30, 2026;

(l)     Our Current Report on Form 8-K filed on July 21, 2026;

(m)     Our Current Report on Form 8-K filed on July 31, 2026;

(n)    Our Notice of Annual Meeting of Stockholders and Proxy Statement dated April 29, 2026; and

(o)    The description of our Common Stock contained in our Registration Statement on Form 8-A dated February 22, 1991, as updated by Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 13, 2026, and as subsequently amended or updated.

We also incorporate by reference the document listed below filed by REV Group, Inc. (File No. 001-37999) with the SEC:

(a)REV Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended October 31, 2025, filed on December 10, 2025.

You may request a copy of any of these filings, at no cost, by contacting us at the following address:

    Terex Corporation
    301 Merritt 7, 4th Floor
    Norwalk, CT 06851
    Telephone (203) 222-7170

    Any statement contained in a document that is incorporated, or deemed incorporated, by reference in this Registration Statement shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or incorporated by reference in this Registration Statement or in any other subsequently filed document that also is, or is deemed, incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any statement so modified or superseded shall not be a part of this Registration Statement, except as so modified or superseded.

    Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Items 2.02 or 7.01 of Form 8-K (or any corresponding information or exhibits furnished under Item 9.01 to any such Form 8-K).

Item 4.    Description of Securities

    Not applicable.

Item 5.    Interests of Named Experts and Counsel

    Scott J. Posner, Esq., has rendered an opinion on the validity of the Common Stock being registered under the Plan pursuant to this Registration Statement. Mr. Posner is a senior vice president, the general counsel and secretary of the Company. A copy of his opinion is attached as Exhibit 5.1 to this Registration Statement. Mr. Posner is paid a salary by the Company, is a participant in various employee benefit plans and incentive plans offered by it and holds shares of Common Stock.

Item 6.    Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law (“DGCL”) and Article X of the Company’s Amended and Restated By-laws (“By-laws”) provide for the indemnification of the Company’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act.

    Article X of the Company’s By-laws generally requires the Company to indemnify its officers and directors against all liabilities (including judgments, settlements, fines and penalties) and reasonable expenses incurred in connection with the investigation, defense, settlement or appeal of certain actions, whether instituted by a third party or a stockholder (either directly or indirectly) and including specifically, but without limitation, actions brought under the Securities Act and/or the Exchange Act; except that no such indemnification will be permitted if such director or officer was not successful in defending against any such action and it is determined that the director or officer breached or failed to perform his or her duties to the Company, and such breach or failure constitutes (i) a willful breach of his or her “duty of loyalty” (as defined therein), (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, (iii) a violation of Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) a transaction where such individual derived an improper financial profit (unless it is deemed that such profit is immaterial in light of all of the circumstances) (collectively, “Breach of Duty”). Notwithstanding the foregoing, subject to certain exceptions, the By-laws provide that directors or officers initiating an action are not entitled to indemnification.

    The By-laws also establish certain procedures by which (i) a director or officer may request an advance on his or her reasonable expenses, prior to the final disposition of an action, (ii) the Company may withhold an indemnification payment from a director or officer, (iii) a director or officer may be entitled to partial indemnification, and (iv) a director or officer may challenge the Company’s denial to furnish him or her with requested indemnification. Additionally, the By-laws provide that the adverse termination of an action against an officer or director is not in and of itself sufficient to create a presumption that a director or officer engaged in conduct constituting a Breach of Duty.

    Finally, the Company’s Restated Certificate of Incorporation, as amended, contains a provision that eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s “duty of loyalty” (as defined therein) to the Company or its stockholders, (ii) for acts or omissions not in “good faith” (as defined therein) or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating in general to the willful or negligent payment of an illegal dividend or the authorization of an unlawful stock repurchase or redemption, or (iv) for any transaction from which the director derived an improper personal profit to the extent of such profit. This provision of the Restated Certificate of Incorporation, as amended, offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from negligent (except as indicated above) and “grossly” negligent actions taken in the performance of their duty of care, including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his or her duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his or her duty of care. Although the validity and scope of Section 145 of the DGCL (generally relating to indemnification of directors and others) has not been tested in court, the SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

    The Company maintains a directors’ and officers’ insurance policy which insures the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Company.

Item 7.    Exemption from Registration Claimed

    Not applicable.

Item 8.    Exhibits

    4.1    Restated Certificate of Incorporation of Terex Corporation (incorporated by reference to Exhibit 3.1 to the Form S-1 Registration Statement of Terex Corporation, Registration Number 33-52297).

b.Certificate of Elimination with respect to the Series B Preferred Stock (incorporated by reference to Exhibit 4.3 to the Form 10-K for the year ended December 31, 1997 of Terex Corporation, Commission File No. 1-10702).

c.Certificate of Amendment to Certificate of Incorporation of Terex Corporation dated June 5, 1998 (incorporated by reference to Exhibit 3.3 to the Form 10-K for the year ended December 31, 1998 of Terex Corporation, Commission File No. 1-10702).

d.Certificate of Amendment to Certificate of Incorporation of Terex Corporation dated July 17, 2007 (incorporated by reference to Exhibit 3.1 to the Form 8-K, Commission File No. 1-10702, dated July 17, 2007 and filed with the Commission on July 17, 2007).

e.Amended and Restated Bylaws of Terex Corporation dated May 14, 2025 (incorporated by reference to Exhibit 3.1 of the Form 8-K Current Report, Commission File No. 1-10702, dated May 14, 2025 and filed with the Commission on May 15, 2025).

    5.1*    Opinion of Scott J. Posner, Esq., as to the legality of the securities being registered.

    10.1    Terex Corporation 2026 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of the Form 8-K Current Report, Commission File No. 1-10702, dated June 25, 2026 and filed with the Commission June 30, 2026).

    23.1*    Consent of KPMG LLP.

    23.2*    Consent of Scott J. Posner, Esq. (included in the opinion filed as Exhibit 5.1 hereto).

    23.3*    Consent of RSM US LLP.

    24.1*    Powers of Attorney of certain officers and directors of the Registrant (included on the signature page of this Registration Statement).

    107*    Calculation of Registration Fee Table.

*Filed herewith.

Item 9.    Undertakings

    a.    The undersigned Registrant hereby undertakes:

        (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

            (iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    b.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Norwalk, State of Connecticut, on July 31, 2026.

                        TEREX CORPORATION

                        By: /s/ Simon A. Meester
                         Simon A. Meester
                         President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Simon A. Meester, Jennifer Kong-Picarello or Scott J. Posner, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

NAME	TITLE	DATE
/s/ Simon A. Meester	President, Chief Executive Officer and Director	July 31, 2026
Simon A. Meester	(Principal Executive Officer)

/s/ Jennifer Kong-Picarello	Senior Vice President and Chief Financial Officer	July 31, 2026
Jennifer Kong-Picarello	(Principal Financial Officer)

/s/Joseph LaDue	Vice President, Chief Accounting Officer and Controller	July 31, 2026
Joseph LaDue	(Principal Accounting Officer)

/s/ David A. Sachs	Non-Executive Chairman	July 31, 2026
David A. Sachs

/s/ Jean Marie (John) Canan	Director	July 31, 2026
Jean Marie (John) Canan

/s/ David Dauch	Director	July 31, 2026
David Dauch

/s/ Don DeFosset	Director	July 31, 2026
Don DeFosset

/s/ Charles Dutil	Director	July 31, 2026
Charles Dutil

/s/ Maureen O’Connell	Director	July 31, 2026
Maureen O’Connell

/s/ Sandie O’Conner	Director	July 31, 2026
Sandie O’Conner

/s/ Srikanth Padmanabhan	Director	July 31, 2026
Srikanth Padmanabhan

/s/ Andra Rush	Director	July 31, 2026
Andra Rush

/s/ Oluseun Salami	Director	July 31, 2026
Oluseun Salami

/s/ Kathleen M. Steele	Director	July 31, 2026
Kathleen M. Steele